Exhibit 10.7

POST-MERGER OPERATING AGREEMENT

This Post-Merger Operating Agreement (this “Agreement”) is entered into as of January 22, 2007 (the “Effective Date”) by and among (i) Consonus Acquisition Corp., d/b/a Consonus, a Delaware corporation (“Consonus”), (ii) Knox Lawrence International, LLC, a Delaware limited liability company and majority stockholder of Consonus (“KLI”), (iii) Strategic Technologies, Inc., a North Carolina corporation (“STI”), (iv) Michael G. Shook, William M. Shook, and Irvin Miglietta, each an individual and a principal stockholder of STI (the “STI Stockholders”), and (v) Consonus Technologies, Inc., a Delaware corporation (“Parent”) (collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, the Parties desire for Parent to be established to effect a merger transaction (“Merger”) in which each of STI and Consonus, as the surviving entities, will become wholly-owned subsidiaries of Parent; and

WHEREAS, each of STI and Consonus have entered into certain loans in their own names with certain Lenders (as defined below), which loans are secured by the respective assets of STI and Consonus as more particularly described below; and

WHEREAS, the Parties desire to set forth their agreement for the joint operation of their business after the effective time of the Merger (the “Closing”) specifically to preserve the Lenders’ security interest in the Collateral and the Lenders’ remedies under the Loan Documents without change or interruption; and

WHEREAS, the Lenders have consented to the Merger; and

WHEREAS, the Parties agree to operate the Companies (defined below) post-Closing pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby, the representations, warranties and covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged by the Parties), the Parties hereto agree as follows:

I.              Definitions. Capitalized terms used herein shall have the meaning given them in the Recitals or as set forth below.

“Access” means MRA Systems, Inc., d/b/a/ Access Distribution MRA Systems, Inc., d/b/a/ Access Distribution.

“Access Credit Agreement” means that certain Amended and Restated Refinancing Agreement dated as of May 20, 2005, between STI and Access, as amended further by that certain First Amendment to Amended and Restated Refinancing Agreement dated as of June 22, 2006.

“Access Collateral” means the collateral pledged to Access by STI pursuant to the Access Security Agreement.

“Access Loan” means the aggregate of the loans and trade debt issued to STI from Access pursuant to the Access Credit Agreement.

“Access Security Agreement” means, collectively, (i) that certain Amended and Restated Security Agreement dated as of July 31, 2002, as amended May 20, 2005 and as further amended June 22, 2006, in which STI granted to Access a first lien and security interest in all of STI’s assets, (ii) that certain Financing Agreement dated as of October 17, 2001, between STI and The CIT Group/Business Credit, Inc., which interest was assigned to Access on April 12, 2002, and (iii) a subordinate lien on certain North Carolina real property owned by STI pursuant to that North Carolina Deed of Trust executed by STI in favor of Access dated June 3, 2003.

“Collateral” means, collectively, the Access Collateral and the US Bank Collateral.

“Company” means, individually or in the aggregate, Consonus, STI, or Parent.

“Consonus-Utah” means Consonus, Inc., a Utah corporation.

“Consonus-Utah Loan” means that certain loan issued to Consonus by Consonus-Utah in the original principal amount of $3,550,000 evidenced by that certain Secured Promissory Note dated May 31, 2005.

“Consonus-Utah Security Agreement” means that certain Security Agreement between Consonus and Consonus-Utah dated as of May 31, 2005 to secure Consonus’ obligations under the Consonus-Utah Loan by a lien on all of Consonus’ properties and assets, subordinate only to the lien granted to US Bank under the US Bank Security Agreement.

“IPO” means the initial public offering of the common stock of Parent or its successor on the Toronto Stock Exchange, London Stock Exchange Alternative Investment Market or such other public exchange or market as agreed to by the Parties.

“Lender” means, individually or collectively as the context requires, Access, US Bank, Sun Microsystems, and Consonus-Utah.

“Loans” means the debt issued to STI or Consonus pursuant to any of the Access Credit Agreement, Sun Restructuring Agreement, US Bank Credit Agreement and Consonus-Utah Loan.

“Loan Documents” means each of the credit agreements, loan agreements, notes and security agreements executed by STI or Consonus respecting the Loans.

“Operating Companies” means STI and Consonus.

“Person” means any individual or entity, including, without limitation, a corporation, limited liability company, partnership, trust or governmental entity.

“US Bank Collateral” means the collateral pledged to US Bank by Consonus pursuant to the US Bank Security Agreement.

“US Bank Security Agreement” means that certain security agreement dated as of May 31, 2005, between Consonus and US Bank in which Consonus granted to US Bank a first lien and security interest in all of Consonus’ personal property.

“US Bank Loan” means the aggregate $13,000,000 term and revolving credit facility issued to Consonus by US Bank pursuant to the US Bank Credit Agreement.

“US Bank Credit Agreement” means that certain Credit Agreement dated as of May 31, 2005 between Consonus and US Bank to finance a portion of Consonus’ acquisition of certain Questar Corporation assets and to provide working capital needs.

“Senior Lenders” means either or both of US Bank or Access.

“Stockholders” means the STI Stockholders and KLI.

“Sun Loan” means the debt extended to STI by Sun Microsystems pursuant to the Sun Restructuring Agreement, which loan is secured by a lien on STI assets subordinate to the lien granted to Access.

“Sun Microsystems” means Sun Microsystems, Inc., a Delaware corporation.

“Sun Restructuring Agreement” means that certain Restructuring Agreement among Sun Microsystems, STI and Access dated as of July 14, 2003, which governs the Sun Loan.

“Termination Date” means the date on which the Access Loan terminates or the Parties and Access amend the Access Loan in a mutually agreeable manner.

II.            Reaffirmation of Loan Documents.

A.            Ratification. Except as expressly stated herein or as modified by the Operating Companies and their respective Lenders in contemplation of the Merger, the Loan Documents are and shall remain unchanged and in full force and effect. Neither the Merger nor this Agreement is intended to be nor shall it constitute a novation or accord and satisfaction of the Loan Documents or of the indebtedness secured thereby. STI and

Consonus hereby restate, ratify, confirm and approve the Loan Documents and each Operating Company agrees that the Loan Documents to which they are a party constitute the valid and binding obligation and agreement of the applicable Operating Company, enforceable by the applicable Lender in accordance with their respective terms.

B.            No Defense. Each Operating Company hereby agrees that the execution of this Agreement shall not be raised as and shall not constitute a defense or a claim to any subsequent exercise by a Lender of its rights and remedies under the Loan Documents to which it is a party.

C.            No Modification of Collateral. Neither the Merger nor this Agreement are intended, and they shall not be construed, to effect any change in or to the Collateral securing the Loans or the perfection and priority of lien held by the applicable Lender prior to Closing. The Parties intend that all of the Collateral securing the Loans prior to Closing shall remain subject to the same lien and priority as security for such Loans after Closing.

III.           Joint Management of Companies.

A.            To realize the efficiencies created by the Merger, the Companies intend to pool certain management functions in the Parent which will continue to operate the business through its legally separate and distinct subsidiaries, STI and Consonus; provided, however, that in no event shall any management, monitoring or other similar fees payable to KLI or its affiliates be so pooled or otherwise allocated to STI. The Parties agree to segregate the finances and assets of the Companies in the manner set forth herein. Each Operating Company will bear its own management costs post-Closing, including, but not limited to employee salaries and benefits, consistent generally with their current costs.

B.            The Companies agree to allocate fairly and reasonably among the Companies, on an arms-length basis, shared expenses, including shared office space and corporate personnel, and to record and pay for such costs separately as individual expenses and revenues of the appropriate Operating Company. To reflect these allocations, the Companies agree to establish separate inter-Company records and accounts to record and allocate all shared costs. Inter-Company accounts and allocations of shared expenses among the Companies will be established by mutual agreement of the Companies, and will be on terms which are intrinsically fair and are no less favorable than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

C.            Under those circumstances in which an Operating Company uses any of the resources of the other Operating Company, the Operating Company receiving such resources will pay the other Operating Company the fair value, calculated on an arm’s length basis, of the resources provided.

D.            To insure the highest level of post-Closing customer satisfaction, each Operating Company, in consultation with Parent, shall continue to control all of its communications with, and decisions relating to, its customers and prospective customers. To the extent the Operating Companies have mutual customers or prospective customers, the Operating Companies shall consult with each other and Parent and develop a mutually acceptable customer communications policy whereby each Operating Company will control all communications relating to its respective business, with prompt notice to the other Operating Company of any customer inquiries or other communications relating to such other Operating Company’s business. To the extent a customer of one Operating Company desires to acquire products or services of the other Operating Company, the Operating Companies shall use all reasonable efforts to facilitate such a transaction or transactions; provided, however, that the Operating Company with the original relationship with such customer shall be given credit for the additional revenue generated through the provision of such products or services by the other Operating Company (which other Operating Company shall provide such products or services as a subcontractor or pursuant to such other arrangement as is mutually agreed to by the Operating Companies). Notwithstanding the foregoing, the Parties acknowledge that STI has certain restrictions on selling products that will require it to sell directly to the end user, even if such end user is a Consonus customer. Under such circumstances, the Operating Companies will agree upon a reasonable fee to be paid by STI to Consonus, such as a finder’s fee.

E.             To insure continuity of management post-Closing, Parent and Stockholders agree that Parent’s management will consist initially of Michael G. Shook, Chief Executive Officer, William M. Shook, Executive Vice President of Sales & Marketing, and Karen Bertaux, Vice President of Operations, Mergers and Acquisitions and Investor Relations, along with Daniel Milburn, as Senior Vice President of Hosting and Infrastructure Services, and Robert Muir as Vice President and Chief Financial Officer.

F.             Parent and Stockholders further agree that the management and Board of Directors of the Operating Companies immediately after Closing shall be as follows:

Operating Company	Board of Directors	Management
STI	Michael G. Shook William M. Shook Irvin Miglietta

Michael G. Shook
(CEO/President)
William M. Shook (Vice
President Sales/Marketing)
Karen Bertaux (Vice
President Finance/CFO)
James Togher (VP of
Solutions Consulting and
Delivery)
Mark Arnold (VP of
Enterprise Services)

Consonus	Nana Baffour	Daniel Milburn (COO)
	Johnson Kachidza	Robert Muir (CFO)

Parent and Stockholders also agree that following the Closing (i) the directors of the Operating Companies shall not be removed by Parent, (ii) that any new member of the Board of Directors of an Operating Company shall be selected by the other directors of such Operating Company then in office, and (iii) management of each Operating Company shall be appointed by its Board of Directors.

IV.           Covenants Regarding Segregation of Businesses and Assets. Prior to the Termination Date, absent the prior written consent of the Senior Lenders, the Parties agree as follows:

A.            Separate Legal Existence. The Parties shall maintain the separate legal existence of each Company. Each Company shall hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (except as a subsidiary of Parent). The Companies shall conduct their business under their respective corporate names. Parent shall not hold in its name any interest in any of the assets or liabilities of the Operating Companies or the proceeds of the assets and liabilities of the Operating Companies. Neither the Parent nor the Stockholders shall be obligated to contribute capital to the Operating Companies.

B.            Organization Documents. Except to the extent contemplated by the IPO, neither Parent nor the Stockholders shall amend the Certificate or Articles of Incorporation or By-laws of any Company.

C.            Segregation of Entities and Properties. The Companies agree to segregate the assets of each Company and account for such assets and the proceeds thereof separately. As such, the Companies agree to:

(i)            maintain the accounts, books and records of each Company separately from any other Person and for each Company to file its own tax returns;

(ii)           maintain the books, records, resolutions and agreements of each Company as the official records of each Company;

(iii)          segregate and not commingle the funds or assets of any one Company with those of any other Person;

(iv)          hold the assets of each Company separately in the corporate name of the respective Company;

(v)           conduct the business of each Company in name of such Company;

(vi)          maintain the financial statements, accounting records and other Company documents of each Company separate from any other Person; provided, however, that Parent may consolidate the financial statements of the

Operating Companies so long as such consolidated statements clearly indicate that the assets of STI are unavailable for the payment of the liabilities of Parent and Consonus, and that the assets of Consonus are unavailable for the payment of the liabilities of Parent and STI;

(vii)         pay the liabilities of each Company, including the salaries of each Company’s employees, solely out of the funds and assets of the respective Company;

(viii)        observe all corporate formalities separately for each Company;

(ix)           maintain an arm’s-length relationship among each Company and with their affiliates;

(x)            require the Companies to maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify their individual assets from those of any other Person;

(xi)           prohibit the Companies from making loans or advances to any Person (including inter-Company advances) unless such loans or advances are permitted in the Loan Documents;

(xii)          prohibit each Company from entering into or being a party to, any transaction with such other Company or the Stockholders except in the ordinary course of such Company’s business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

(xiii)         abide by the covenants, conditions and agreements set forth in their respective Loan Documents.

D.            Merger or Sale of Stock. Except to the extent permitted by the Loan Documents, Merger Agreement or contemplated by the IPO, neither Parent nor the Stockholders shall merge any of the Companies, or sell all or substantially all of the assets or shares of any Company.

E.             Dissolution, Winding Up, Bankruptcy. Parent shall not (i) engage in, seek or consent to any dissolution, winding up, liquidation, or file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for it or for all or any portion of its properties, or (iii) make any assignment for the benefit of its creditors.

V.            Term and Termination. This Agreement shall be effective as of the Effective Date and shall continue until the Termination Date.

VI.           Effect and Priority of Documents.

A.            This Agreement is intended to guide the post-Closing performance of the Parties’ respective obligations, covenants and duties to each other consistent with the segregation of the Access Collateral and the U.S. Bank Collateral and the terms of the applicable Loan Documents. As such, this Agreement supplements, rather than supplants, the Loan Documents, it being the Parties’ intention to preserve the Operating Companies’ obligations under the Loan Documents and the Lenders’ security interests in each Operating Company’s respective Collateral after the Closing.

B.            Agreement as Policy. This Agreement shall constitute the post-Closing policy and procedure of each Company, which policy shall not be subject to amendment or terminated except as otherwise set forth herein. The Parties agree that the failure of any employee of a Company to comply with the authority, policies or procedures set forth in this Agreement would constitute the failure of an employee to comply with a Company policy or procedure with resulting disciplinary action.

VII.         Miscellaneous.

A.            Time. Time shall be of the essence hereof.

B.            Notices. All notices and other communications hereunder (collectively, “Notice”), shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally (ii) on the date of confirmation of receipt, if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (iii) on the date of confirmation of receipt, if sent via facsimile to the parties at the following address (or at such other address for a party as shall be specified by like notice):

To STI:	Strategic Technologies, Inc.
301 Gregson Drive
Cary, North Carolina 27511
Attn: Chief Executive Officer
Facsimile No.: (919) 379-8000
Telephone No.: (919) 379-8100

With a copy to:	Wyrick Robbins Yates & Ponton, LLP
(which shall not constitute notice)	4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Lisa D. Inman, Esq.
Facsimile No.: (919) 781-4865
Telephone No.: (919) 781-4000

To Consonus:	Consonus Acquisition Corp.
180 East 100 South
Salt Lake City, Utah 84111
Attn: Chief Executive Officer
Facsimile No.: (801) 617-2980
Telephone No.: (801) 617-2998

With a copy to:	Greenberg Traurig, LLP
(which shall not constitute notice)	3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attn: Theodore I. Blum, Esq.
Facsimile No.: (678) 553-2621
Telephone No.: (678) 553-2620

To Stockholders:	Knox Lawrence International, LLC
445 Park Avenue, 20th Floor
New York, NY 10022
Attn: Chairman
Facsimile No.: (212) 792-0958
Telephone No.: (212) 792-0920

Michael G. Shook
William M. Shook
Irvin J. Miglietta
301 Gregson Drive
Cary, North Carolina 27511
Facsimile No.: (919) 781-4865
Telephone No.: (919) 781-4000

C.            Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of all other Parties.

D.            Further Assurances. The Parties hereto shall, with reasonable diligence, do all such things, provide all such reasonable assurances, and execute such additional documents or instruments as may be required by any other Party and as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

E.             Headings; Definitions. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only, are not part of this Agreement and do not in any way limit or amplify the terms or provisions of this Agreement.

F.             Integration. This Agreement and the Loan Documents referenced herein (all of which are incorporated by reference as integral elements hereof) constitute the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all agreements, representations and understandings of the Parties with respect to the subject matter hereof.

G.            No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the Parties hereto and the Lenders, and no term, provision or covenant hereunder shall confer or be deemed to confer a benefit on any other Person, other than the Parties and the Lenders.

H.            Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties hereto No waiver of any provision of this Agreement shall constitute, or be deemed to constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party granting the waiver.

I.              Governing Law. This Agreement shall be governed by and interpreted under Delaware law without regard to the conflicts of law principles of such jurisdiction.

J.             Attorneys’ Fees; Remedies. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and other costs reasonably incurred in such action or proceeding. The grant of any specific remedy hereunder shall be in addition to any other remedies that would be available to a Party arising in equity or at law.

K.            Number; Gender. Unless the context otherwise requires, the singular includes the plural and vice versa, and the masculine, feminine and neuter include each other.

L.             Severability. Each article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

M.           Recitals. Each Party hereto acknowledges and agrees that the recitals set forth at the beginning of this Agreement are true and correct in all respects and are incorporated herein by reference.

N.            No Party Deemed Drafter. Each Party to this Agreement acknowledges that such Party has been represented by legal counsel in preparation of this Agreement. If this Agreement or any provision hereof is interpreted by a court of law, no provision hereof shall be construed more harshly against any Party as drafter.

O.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Facsimile signatures shall be treated as if they are original signatures.

P.             No Partnership Implied; Limited Relationship. Notwithstanding anything contained in this Agreement among the Parties, whether express, implied or otherwise, it is understood and agreed that each of STI, Consonus and Parent are at all times acting and performing hereunder independently and that nothing herein shall be deemed to create a partnership, joint venture or other relationship; except that this Agreement reflects the policy of the Companies respecting the post-Closing operations of the Companies.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Post-Merger Operating Agreement as of the Effective Date.

CONSONUS

Consonus Acquisition Corp., d/b/a/ Consonus

By:	/s/Nana Baffour
Nana Baffour, Chairman

KLI

Knox Lawrence International, LLC

By:	/s/Nana Baffour
Nana Baffour, Managing Principal

STI

Strategic Technologies, Inc.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

STI STOCKHOLDERS:

/s/Michael G. Shook
Michael G. Shook

/s/William M. Shook
William M. Shook

/s/Irvin J. Miglietta
Irvin J. Miglietta

SIGNATURE PAGE TO POST-MERGER OPERATING AGREEMENT

PARENT

Consonus Technologies, Inc.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

SIGNATURE PAGE TO POST-MERGER OPERATING AGREEMENT (CONTINUED)